AGREEMENT OF PAYMENT PURSUANT TO ASSIGNMENT OF LICENSE

THIS AGREEMENT made as of the 30th day of June, 2003.

BETWEEN:

Surforama.com, Inc. (hereinafter "Surforama")

AND
David Parker

WHEREAS:

A.            On May 27, 2003, Surforama was assigned a License Agreement (hereinafter "License") issued by RTIN Holdings, Inc.

B.     Pursuant to the assignment of the License, Surforama agreed to reimburse David Parker in the amount of $370,000 for personal monies advanced to secure the License.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

1.    Surforama will grant Mr. Parker a security interest in the License and issue a promissory note in the form and content as provided in Schedules A & B, attached hereto and made a part hereof, setting forth fully amortized payments to Mr. Parker in the amount of $10,061.45 (based on a five percent (5%) interest rate) due on the 15th day of each month commencing January 15, 2004 and ending on May 15, 2007. .

2.    This agreement shall be considered a legally binding agreement.

Executed on this 30th day of June, 2003

Surforama.com, Inc.                    David Parker

/s/  David Parker_________                                    /s/  David Parker__________
By: David Parker
Its: President